EXHIBIT 10.53

Amendment No. 5 to
USG Corporation
Non-Employee Director
Compensation Program
(As Amended and Restated February 13, 2008
and amended November 12, 2010, November 10, 2011,
November 14, 2013 and November 13, 2014)

Section 2 of the USG Corporation Non-Employee Director Program (As Amended and Restated February 13, 2008 and amended November 12, 2010, November 10, 2011, November 14, 2013 and November 13, 2014) is amended effective January 1, 2017 to read in its entirety as follows:

2.
An additional cash retainer of $20,000 per year for the chair of the Audit Committee of the Board, $15,000 per year for the chair of the Compensation and Organization Committee of the Board, and $10,000 per year for the chairs of the other Board committees, each payable in equal quarterly installments on the last business day of each calendar quarter, and an additional cash retainer of $125,000 per year for the Board’s Non-Executive Chairman, payable in equal quarterly installments on the last business day of each calendar quarter commencing with the first quarter of 2017.

November 10, 2016